UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2011

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 1, 2011, Accuride Corporation (“Accuride”) announced that William M. Lasky resigned as Interim President and Chief Executive Officer, effective as of January 31, 2011.  Mr. Lasky retains his position as Chairman, and will remain on the Board of Directors.

(c)           On February 1, 2011, Accuride announced that Richard F. Dauch was appointed as President and Chief Executive Officer and as a member of the Board of Directors.  In connection with such appointment Accuride entered into a letter agreement with Mr. Dauch (a copy of which is attached as Exhibit 10.1) pursuant to which he will receive the following compensation:

•                  Annual base salary of $625,000

•                  Participation in Accuride’s Annual Incentive Compensation Plan at a target payout of 100% of base salary

•                  Long-term incentive grants with a value equal to 165% of base salary with pro rata three year vesting

•                  An initial restricted stock unit (RSU) grant equal to $1,000,000 divided by the trailing 5 day average closing prices for Accuride’s common stock ending on February 1, 2011.  This RSU grant will vest over three years, with 50% vesting after year one, and 25% vesting each of the following two years.

•                  Reimbursement for certain legal fees as provided in the letter agreement.

•                  Relocation assistance under Accuride’s Tier I relocation program

•                  Standard employee benefits

Mr. Dauch also entered into a Severance and Retention Agreement (a copy of which is attached as Exhibit 10.2) which provides severance in the event his employment is terminated without cause or he terminates employment for good reason.  The amount of severance is:

•                  If the termination is prior to a change in control, an amount equal to one year’s base salary and a pro rata bonus for the year of termination payable in a lump sum, plus 18 months continued disability, accident, dental and group health insurance benefits at the same cost as active employees.

•                  If the termination is within 18 months following a change in control, (a) an amount equal to 200% of his base salary plus 200% of the greater of (i) the annual bonus payable under annual incentive plan based on annualized performance through the date of termination, or (ii) the average annual bonus paid during the three years preceding termination payable in a lump sum, and (b) 18 months continued disability, accident, dental and group health insurance benefits at the same cost as active employees.

All severance payments are subject to his execution of a valid release of claims.

A copy of the press release containing the announcements mentioned in this Form 8-K is filed as Exhibit 99.1 to this report.

Mr. Dauch, age 50, has been President and Chief Executive Officer of Acument Global Technologies, Inc. since June 2, 2008.  Prior to that he served as Executive Vice President of Worldwide Manufacturing of American Axle & Manufacturing, Inc. (AAM). In addition to serving as president of the Metal Formed Products Division, Mr. Dauch held a number of functional leadership roles within AAM during his 13-year tenure with the company, including Director of Strategic Planning, Vice President of Sales & Marketing, and Vice President of Investor Relations & Financial Planning.   Acument is not a parent, subsidiary or other affiliate of Accuride.  Mr. Dauch does not have any family relationships with any of Accuride’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws.

Effective February 1, 2011, upon commencement of Mr. Dauch’s employment with Accuride, the Amended and  Restated Bylaws of the Company (a copy of which is attached as Exhibit 3.1) were amended by the Board of Directors to increase the number of directors on the Board of Directors from seven to eight..

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Accuride Corporation, dated February 1, 2011.

10.1	Letter Agreement dated January 14, 2011 between Accuride and Richard F. Dauch.

10.2	Severance and Retention Agreement dated February 1, 2011 between Accuride and Richard F. Dauch.

99.1	Press release issued by Accuride on February 1, 2011 announcing the hiring of Richard F. Dauch.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	February 1, 2011	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel